UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2014

Resource Real Estate Opportunity REIT II, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-184476	80-0854717
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

1845 Walnut Street, 18th Floor, Philadelphia, PA, 19103

(Address of principal executive offices) (Zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective December 20, 2014, the advisory agreement between Resource Real Estate Opportunity REIT II, Inc. (the “Company,” “we,” “our” and “us”) and Resource Real Estate Opportunity Advisor II, LLC was renewed through December 19, 2015. The terms of the agreement are identical to those of the advisory agreement in effect through December 19, 2014.

The information in this Report set forth under Item 2.03 regarding the financing arrangements entered in connection with the acquisition of the Fort Worth Property (which is described in Item 2.01) is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 19, 2014, a wholly-owned subsidiary of the Company purchased a multifamily community located in Fort Worth, Texas (the “Fort Worth Property”) from an unaffiliated seller. The Fort Worth Property is a multifamily community with 360 units located on an approximately 24-acre site with amenities, including but not limited to a resort style swimming pool, outdoor kitchen and fireplace, 24-hour state of the art fitness center, media and entertainment center, business center, pet park, attached garages and additional covered parking. The Fort Worth Property was constructed in 1999 and is currently 96% leased.

The contract purchase price for the Fort Worth Property was $47.0 million, excluding closing costs. The Company funded the purchase price with proceeds from its initial public offering and debt proceeds. The Company believes that the Fort Worth Property is suitable for its intended purpose and adequately insured; however, the Company intends to make certain renovations to the Fort Worth Property. The Company intends to renovate all of the unit interiors to include stainless steel appliances, new cabinet boxes and doors, faux wood flooring and new carpeting. The Company also intends to install washer/dryers in all of the units. The Company will also renovate the leasing center, upgrade the existing swimming pool, install a new playground and dog park, and upgrade site lighting. Additionally, the Company anticipates replacing the roof and repairing the siding.

Item 2.03. Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant.

On December 19, 2014, in connection with the acquisition of the Fort Worth Property, the Company, through a wholly owned subsidiary, entered into a 10-year secured mortgage loan with M&T Realty Capital Corporation, an unaffiliated lender, for borrowings of approximately $31.1 million secured by the Fort Worth Property (the “Mortgage Loan”). The Mortgage Loan matures on January 1, 2025. The Mortgage Loan bears interest at a floating rate of one-month LIBOR plus 1.285%. Monthly payments are initially interest only. Beginning with the February 1, 2017 payment, monthly payments will include interest and repayments of principal in the amount of approximately $53,683 per month. Any remaining principal balance and all accrued and unpaid interest and fees will be due at maturity. The Company may prepay the Mortgage Loan in full any time after December 31, 2015 and before September 30, 2024 subject to a prepayment premium of 1.0% of the principal being repaid. No prepayment premium need be paid in connection with a prepayment made on or after September 30, 2024.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements.

Since it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, we hereby confirm that we intend to file the required financial statements on or before March 7, 2015, by amendment to this Form 8-K.

(b) Pro Forma Financial Information.

See Paragraph (a) above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.

Dated: December 23, 2014	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer (Principal Executive Officer)